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                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

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                                    FORM 8-K

              CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                                NOVEMBER 9, 2000

                   HEALTHCOMP EVALUATION SERVICES CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                     NEVADA
         (STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)


               0-28379                                  88-0395372
       (Commission File Number)          (I.R.S. Employer Identification Number)

                          2001 SIESTA DRIVE, SUITE 302
                             SARASOTA, FLORIDA 34239
              (ADDRESS AND ZIP CODE OF PRINCIPAL EXECUTIVE OFFICES)

                                  941-925-2625
              (REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE)


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ITEM 1.  CHANGE IN CONTROL.

         On November 3, 2000, Diligenti, Inc. acquired control of 51% of Healthcomp Evaluation Services Corporation's fully diluted common stock (62.7% of the Company's issued and outstanding shares) as a result of the conversion of an outstanding note in the amount of $3.75 million and investment of an additional $1.25 million in cash in exchange for approximately 24.9 million newly issued shares of the Company (see Item 5. Other Events).

ITEM 5.  OTHER EVENTS.

         Pursuant to the strategic relationship entered into by Healthcomp Evaluation Services Corporation and Diligenti, Inc. ("Diligenti") as of September 15, 2000, Diligenti has exercised its option convert its $3.75 million note and make an additional investment of $1.25 million in the Company's common stock. Interest accrued on the note has been cancelled. Under the terms of the financing arrangement, Diligenti will receive approximately 24.9 million shares representing 51% of the fully diluted common stock of HESC.

         While the initial $5.0 million investment by Diligenti has helped the Company to address its immediate working capital needs, additional funding is still required to sustain operations, settle certain past due accounts payable and fund the continued growth of its core business. To address these needs, the Company is in the final stage of negotiations with Diligenti, Limited, Diligenti's parent company, to secure a further $5.0 million of funding in the form of a secured convertible bridge note. Should the Company be successful in securing this further facility, the funds made available thereunder will allow the Company to settle certain past debts as well as normalize working capital. In addition, the facility will fund projected future growth as well as allowing the Company to complete the integration of its most recent acquisition, the Preventive Services Division of US HealthWorks, Inc. Furthermore, the Company is negotiating with certain debtholders to restructure earlier financings that are currently in default. The Company believes that these negotiations are proceeding satisfactorily; however, there can be no assurance that a satisfactory resolution will be achieved.

         The Company has appointed Jeffrey S. Kerns as its Chief Financial Officer replacing Thomas M. Hartnett. Concurrently, the Company has appointed Mr. Hartnett as Executive Vice President-Commercial Affairs with responsibility for corporate business and strategy planning.

                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEALTHCOMP EVALUATION SERVICES CORPORATION

By: /s/ Thomas M. Hartnett
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   Name:  Thomas M. Hartnett
   Title: Executive Vice President

Date: November 9, 2000

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